*Portions of this Agreement have been omitted and filed seperately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
                                   AGREEMENT

         This Agreement made and entered into this __9__ day of July, 1999, by and between Penn National Gaming, Inc., a Pennsylvania corporation ("Penn") and American Digital Communications, Inc., a Wyoming corporation ("TrackPower").
                                   BACKGROUND

         The parties have entered into a binding Letter of Intent dated April 29, 1999 pertaining to the subject matter hereof. The parties intend to more fully set forth herein the rights and obligations of the parties under the binding Letter of Intent.

     Penn, through its subsidiaries, Mountainview Thoroughbred Racing Association and Pennsylvania National Turf Club, Inc. (the "Racing Associations") owns and operates Penn National Race Course ("Penn National"), a thoroughbred racetrack located in Grantville, Pennsylvania. In connection with the racing activities at Penn National, the Racing Associations import and export simulcast signals of races conducted at Penn National as well as races conducted at other racetracks throughout the United States and its territories, possessions and commonwealths (the "Territory"). In addition, Penn, through the Racing Associations, conducts a telephone account wagering system pursuant to
Section 218 of the Pennsylvania Race Horse Industry Reform Act, and the rules and regulations thereunder (the "Pennsylvania Racing Law") pursuant to which patrons place wagers on Penn National races and simulcast races from throughout North America. TrackPower has entered into an agreement with Loral SpaceCom Corporation dated January 26, 1999 (the "Skynet Agreement") pursuant to which TrackPower may distribute programming on up to 4 channels on Loral's Echostar Satellite. TrackPower has determined not to distribute its programming under the Skynet Agreement. TrackPower has entered into an agreement with Transponder Encryption Service Corporation dated June 4, 1999 (the "TESC Agreement" and together with the Skynet Agreement, the "Satellite Agreements") pursuant to which TrackPower may distribute encrypted programs on four video channels and one data channel on certain designated satellites. Penn National desires to engage TrackPower as the non-exclusive distributor of races conducted at Penn National or simulcast through Penn National pursuant to the terms and provisions hereof. TrackPower desires to engage Penn National as its exclusive hub through which all betting on racing programs conducted by or through TrackPower to any venue in the Territory including direct television broadcast, cable television, Internet or other forms of distribution of such programming (the "TrackPower Network"), will be conducted by or through the Penn National telephone account wagering system conducted by Penn National pursuant to the applicable laws. TrackPower has also agreed to grant Penn National a right of first refusal to serve as the hub for the TrackPower Network outside the Territory. NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows: 1. Distribution 1.1 TrackPower represents and warrants to Penn that attached hereto as (i) Exhibit A and made a part hereof is a true and correct copy of the TESC Agreement. TrackPower will promptly forward to Penn any amendments or modifications to the TESC Agreement. TrackPower agrees to pay and perform all of its obligations under the TESC Agreement as and when the same become due and will promptly notify Penn of any defaults that exist or, upon the giving of notice or the running of time would exist by any party, under either the TESC Agreement. 1.2 During the term hereof, TrackPower shall maintain all technology and equipment required or necessary to produce a television program of each race conducted at Penn National and to distribute the same on the TrackPower Network as well as to receive simulcasting from other racetracks and distribute the same on the TrackPower Network. The hardware and software required in connection with the operation of the TrackPower Network is described on Schedule 1.2, attached hereto and made a part hereof. In that regard, TrackPower will maintain all such software and hardware in a condition meeting prevailing industry norms so that the programming on the TrackPower Network will be competitive with programming produced by other racing networks and racetracks.


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

         1.3 TrackPower shall, at its cost, maintain and operate the TrackPower Network and all equipment and software relating thereto, twenty fours hours per day, three hundred sixty five days per year on at least four channels on the designated Satellite (subject to acts of God, labor disputes and other events beyond the control of TrackPower).
         1.4 TrackPower agrees that the TrackPower network signal shall be encoded or otherwise broadcast in a manner consistent with applicable laws, the Interstate Horse Racing Act of 1967, and the requirements of Penn and other originating racetracks.
         1.5 TrackPower shall furnish, at its cost, decoders to each recipient of the encoded TrackPower Racing Network signal from or through Penn National.
         1.6 TrackPower agrees that Penn National will be the exclusive hub operator for the TrackPower Racing Network and all races disseminated or distributed by TrackPower to any venue (open TV, cable television, Internet or other form of telecommunication) in the Territory and that all betting on such races distributed by TrackPower shall be conducted through the Penn telephone account wagering network. In addition, should TrackPower determine to distribute the TrackPower Network outside the Territory, Penn National shall have a right of first refusal, exercisable for 20 business days after notice from TrackPower, to serve as the hub for the area beyond the Territory. Notwithstanding the foregoing, in the event Penn cannot or decides not to offer any wagering product proposed by TrackPower in any jurisdiction, TrackPower may, if such declination continues for seven business days after written notice from TrackPower to Penn, within the following 20 business days, agree with another hub operator to offer such wagering product in the jurisdiction specifically rejected by Penn.
         1.7 TrackPower shall be entitled to receive all subscriber fees paid by subscribers enrolling in the TrackPower Racing Network. TrackPower agrees to use its best efforts to maximize the number of subscribers by advertising, marketing and promotions campaigns. TrackPower and Penn agree to use their best efforts to develop a marketing/advertising/promotions campaign plan by not later than 90 days after the date hereof.
         1.8 TrackPower agrees to pay Autotote, as and when due, any fees that are incurred as a result of the interface between the TrackPower Network system and the Autotote system utilized at Penn National. In the event Penn terminates Autotote, TrackPower shall make such payments to Autotote's successor or to Penn if such services are provided directly by Penn. TrackPower agrees to use its best efforts to continue to develop software to be used in the TrackPower Racing Network, which shall meet prevailing industry norms, all of which costs shall be the responsibility of TrackPower. TrackPower and Penn shall, from time to time, set minimum standards and goals for such software developments.

2.  Obligations of Penn
         2.1 Penn shall, at its cost, and in consultation with TrackPower, negotiate simulcast agreements with thoroughbred and harness racetracks throughout North America to be distributed on the TrackPower Racing Network. Penn shall also be responsible for submitting such simulcast agreements to the Pennsylvania State Horse Racing Commission for approval in accordance with the Pennsylvania Racing Law, if required to do so, or for complying with any other applicable laws.
         2.2 Penn shall take all action necessary to seek all regulatory approvals from the Pennsylvania State Horse Racing Commission and any other government regulatory body having jurisdiction over the distribution of the TrackPower Racing Network.
         2.3 Penn shall assist TrackPower in formatting and scheduling the content of the TrackPower Racing Network programming. 2.4 Penn shall use its best efforts to cause the customers registered on its telephone account wagering network to become subscribers on the TrackPower Racing Network and, in that regard, to actively solicit and market such transition. 2.5 Penn shall make available to the TrackPower Racing Network the new Penn Players Choice player tracking system and, at its cost and expense, upgrade and expand such system to accommodate the needs of the TrackPower Racing Network. Penn shall make available to TrackPower all available wagering data pertaining to wagering on the races distributed on the TrackPower Racing Network.
         2.6 Penn shall, at its cost, secure handheld automated devices (Tiny Tim's) distributed through Autotote to be leased, without cost, to premium players identified by Penn and TrackPower.




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

3.  Fees to TrackPower

         Penn shall pay or cause to be paid to TrackPower for the signal and data sent to the TrackPower Network subscribers the following payments:

     3.1 While the TrackPower Racing Network operates on an operator assisted (telephone) basis, the following fees shall be payable:

                SITUATION FEE PAYABLE AS A % OF AMOUNT WAGERED

                                        *



     3.2 When the TrackPower Racing Network operates on an automated basis (no operator), the following fees shall be payable:

                SITUATION FEE PAYABLE AS A % OF AMOUNT WAGERED

                                        *



         3.3 The fee shall be payable monthly, by the tenth day of the following month. At the time the fee is paid, Penn shall furnish to TrackPower an accounting and reconciliation for all customer accounts.

4. Warrants. TrackPower shall grant to Penn a warrant (the "Warrant") in the form attached hereto as Exhibit "C" pertaining to the purchase of an aggregate of 5,000,000 shares of TrackPower's common stock, par value $0.001 per share (the "Common Stock"), upon the terms and conditions more fully set forth in the Warrant. The Warrant shall vest, and shall be exercisable at the exercise prices, as set forth in the following table:

         From and after:   Number of Shares Exercisable       Exercise Price
         ---------------   ----------------------------       --------------
         April 29, 1999                     1,000,000         $1.58/share
         April 29, 2000                     1,000,000         $1.82/share
         April 29, 2001                     1,000,000         $2.05/share
         April 29, 2002                     1,000,000         $2.29/share
         April 29, 2003                     1,000,000         $2.53/share

         The Warrant shall expire on April 30, 2004.
5.  Representations and Warranties

     5.1 TrackPower represents and warrants to Penn as follows: 5.1.1 Organization. TrackPower is a corporation duly organized and existing under the laws of Wyoming and is qualified and in good standing under the laws of each other jurisdiction in which such qualification is necessary. 5.1.2 Authority. TrackPower has the requisite power and authority to own its properties and assets and carry on its business as presently conducted and to execute and deliver and perform this Agreement. All requisite corporate action has been taken by TrackPower to authorize the execution, delivery and performance of this Agreement.

                  5.1.3 No Contravention. TrackPower is not prevented by any law, rule, regulation, order or decree from entering into this Agreement or performing its obligation hereunder. No consent, approval or authorization of (or declaration or filing with) any governmental agency on the part of TrackPower is required in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.
                  5.1.4 Licenses. TrackPower holds and will maintain all licenses required by any governmental body having jurisdiction over TrackPower and the TrackPower Network with respect to the operation of the TrackPower Network and the exercise by TrackPower of its duties and obligations hereunder.
                  5.1.5 Legal Compliance. During the term hereof, TrackPower shall at all times abide by all applicable federal, state and local laws, regulations, rules and orders pertaining to the operation of the TrackPower Network and the performance of its obligations hereunder.
                  5.1.6 Litigation. TrackPower is not a party to nor threatened by any civil or criminal litigation which could have a material adverse effect on the financial or business condition of TrackPower or limit, in any material way, the ability of TrackPower to perform its obligations hereunder.
                  5.1.7 Satellite Agreements. The TESC Agreement is in full force and effect and none of the parties thereto is in default thereof. No party to the TESC Agreement has given any formal or informal notice that another party is in default or that any party intends to default under or terminate the TESC Agreement.
                  5.1.8 No Proceedings. None of the officers or directors of TrackPower are or within the past five years have been, the subject of any government or court proceedings which could impact the ability of TrackPower or such officers and directors to operate the TrackPower Network and perform their obligations hereunder without being in violation of any applicable law, rule or regulation of any governmental body or any ruling of any court.
                  5.1.9 Warrants. TrackPower has taken all corporate action necessary to authorize the grant of the Warrants to Penn pursuant to paragraph 4 hereof and, during the term hereof, will reserve such number of shares of its Common Stock for issuance under the Warrants as are necessary or appropriate, from time to time.
                  5.1.10 SEC Compliance. TrackPower has complied, and during the term hereof will continue to be in compliance, with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, but not limited to, filing all reports and other documents required to be filed thereunder.
                  5.1.11 Continuing Representations. TrackPower agrees that the foregoing representations and warranties shall be deemed to be continuing representations and warranties and shall remain in full force and effect and shall pertain to the facts and circumstances existing during the entire term hereof. TrackPower shall promptly notify Penn of any facts or circumstances which arise after the date hereof which would constitute a violation or breach of any such continuing representations and warranties.
         5.2      Penn represents and warrants to TrackPower as follows:
         5.2.1 Organization. Penn is a corporation duly organized and existing under the laws of Pennsylvania and is qualified and in good standing under the laws of each other jurisdiction in which such qualification is necessary.
         5.2.2 Authority. Penn has the requisite power and authority to own its properties and assets and carry on its business as presently conducted and to execute and deliver and perform this Agreement. All requisite corporate action has been taken by Penn to authorize the execution, delivery and performance of this Agreement.
         5.2.3 No Contravention. Penn is not prevented by any law, rule, regulation, order or decree from entering into this Agreement or performing its obligation hereunder. No consent, approval or authorization of (or declaration or filing with) any governmental agency on the part of Penn is required in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder, except as provided in Section 8.5 below.
                  5.2.4 Licenses. Penn holds and will maintain all licenses required by any governmental body having jurisdiction over Penn and the exercise by Penn of its duties and obligations hereunder.

                  5.2.5 Legal Compliance. During the term hereof, Penn shall at all times abide by all applicable federal, state and local laws, regulations, rules and orders pertaining to the operation of the TrackPower Network and the performance of its obligations hereunder.
                  5.2.6 Litigation. Penn is not a party to nor threatened by any civil or criminal litigation which could have a material adverse effect on the financial or business condition of Penn or limit, in any material way, the ability of Penn to perform its obligations hereunder.

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

5.2.7 No  Proceedings.  None of the  officers or directors of Penn are or within the past five years have been, the subject of any government or court proceedings which could impact the ability of Penn or such officers and directors to perform their obligations hereunder without being in violation of any applicable law, rule or regulation of any governmental body or any ruling of any court.
                  5.2.8 Continuing Representations. Penn agrees that the foregoing representations and warranties shall be deemed to be continuing representations and warranties and shall remain in full force and effect and shall pertain to the facts and circumstances existing during the entire term hereof. Penn shall promptly notify TrackPower of any facts or circumstances which arise after the date hereof which would constitute a violation or breach of any such continuing representations and warranties.

     6. Term and Termination 6.1 Term. The term of this Agreement shall be for five years ending April 30, 2004. Penn shall, at its sole discretion, have the option to extend the Term hereof for an additional five years commencing May 1, 2004. Notwithstanding anything herein to the contrary, the term hereof shall end upon the termination of the TESC Agreement due to no fault of TrackPower. 6.2 Termination by Penn National. Penn National may terminate this Agreement for any of the following reasons: 6.2.1 TrackPower shall be in default in any material respect in the performance of any of its obligations hereunder or otherwise commits any material breach of this Agreement and such default continues uncured for a period of thirty days after notice thereof from Penn to TrackPower. 6.2.2 TrackPower shall fail to maintain the TESC Agreement in full force and effect or shall commit any breach thereunder which would permit any other party thereto to terminate such Agreement. 6.2.3 Immediately upon the occurrence of the filing by TrackPower of a petition in bankruptcy, filing a petition seeking any reorganization, arrangement, composition or similar relief under any federal or state law regarding insolvency or relief for debtors or making an assignment for the benefit of creditors or the appointment of a receiver, manager, trustee or similar officer for the business or property of TrackPower, or, if any involuntary petition or proceeding in bankruptcy or insolvency is instituted against TrackPower and not stayed or enjoined or discharged within sixty days thereafter. 6.2.4 Immediately upon the occurrence or filing of an action, whether administrative, regulatory or otherwise, seeking the suspension or termination of any racing or gaming license in any jurisdiction in which TrackPower requires a license in order to maintain the TrackPower Racing Network and to perform its duties and obligations hereunder. 6.3 Termination by TrackPower. TrackPower may terminate this Agreement for any of the following reasons: 6.3.1 Penn shall be in default in any material respect in the performance of any of its obligations hereunder or otherwise commits any material breach of this Agreement and such default continues uncured for a period of thirty days after notice thereof from TrackPower to Penn. 6.3.2 Immediately upon the occurrence of the filing by Penn of a petition in bankruptcy, filing a petition seeking any reorganization, arrangement, composition or similar relief under any federal or state law regarding insolvency or relief for debtors or making an assignment for the benefit of creditors or the appointment of a receiver, manager, trustee or similar officer for the business or property of Penn, or, if any involuntary petition or proceeding in bankruptcy or insolvency is instituted against Penn and not stayed or enjoined or discharged thereafter. 6.3.3 Immediately upon the occurrence or filing of an action, whether administrative, regulatory or otherwise, seeking the suspension or termination of any racing or gaming license in any jurisdiction in which Penn requires a license in order to maintain and to perform its duties and obligations hereunder.

7.  Intellectual Property Rights

         7.1 All intellectual property rights, including but not limited to rights in and to patents, copyrights, mask work rights, trademarks, and trade secret rights, related to the equipment, hardware, software, tradenames or trademarks directly or indirectly provided by either party under or in connection with this Agreement at any time during the term (including extensions thereof), belong and shall continue to belong exclusively to the party providing the same.

         7.2 Each party shall immediately notify the other if it ever becomes aware of any impairment or infringement, or imminent threat of impairment or infringement, of the other's rights. Neither party shall take any steps against any alleged infringer unless and until requested to do so in writing by the provider of the rights; provided, however, that if the owner of the rights fails to take action as to any infringement that has or is likely to have a material adverse effect on the operation of the TrackPower Network, the other may, after the giving of at least fourteen days prior written notice to the owner, take reasonable action to stop or abate the infringement at the owner's expense and the owner will cooperate in any such action.

     7.3 This Section 7 shall survive the termination or expiration of this Agreement without time limitation.

         7.4      License of Intellectual Property.

                      7.4.1 Each party hereby grants to the other the non-exclusive right, license and authority to use each such party's respective trademarks, service marks, trade names, logotypes and variances thereof (collectively, "Marks") in connection with the advertising and promotion of the TrackPower Network.

     7.4.2. Penn and TrackPower have each granted the other the non-exclusive right, license and authority to use each such party's Marks and acknowledge and agree that it is essential to the proper marketing of the products and services offered by each of them and to the preservation and promotion of the excellent reputation and acceptance by the public at large of the goods and services offered by each of them, and the goodwill and integrity of each party's respective Marks that high uniform standards of quality and service be maintained, and that uniform display of each party's respective Marks be used in the distribution of such products and services to the public at large. Accordingly, Penn and TrackPower each covenant and agree, as part of the consideration for the execution of this Agreement, as follows:

                                7.4.2.1  The right to use the Marks of the other
party granted under Section 7.4.1 above are personal to such party and cannot be sold, assigned, transferred, hypothecated, pledged, liened, charged or encumbered, in whole or in part, except in accordance with the terms of this Agreement;
                              7.4.2.2  Each  party  has the sole  and  exclusive
right to use its Marks (except for certain rights granted under existing and future license agreements and for the rights granted hereunder) and neither party shall, during the term of this Agreement nor after the expiration or termination hereof, directly or indirectly impugn, contest, or aid or permit any act impugning or contesting the validity of the other party's Marks or take any action whatsoever in derogation of the other party's Marks nor shall either party assert any claim to the goodwill, reputation or ownership thereof by virtue of the license granted hereunder.
                        7.4.2.3 Each of Penn and TrackPower will advertise, promote and display the Marks of the other only in the manner specified or approved in writing by such other party. Each party shall advertise the Marks of the other only in a professional and responsible manner and no advertising or other use of such other party's Marks shall contain any statement or material which may, in the sole subjective judgment of such other party, be misleading, in bad taste or inconsistent with such other party's marketing strategy or public image.
                               7.4.2.4 Each of Penn and  TrackPower  acknowledge
and agree that nothing contained in this Agreement shall give either of them any right, title or interest in or to the Marks of the other, except the right to use such Marks in strict accordance with the terms of this Agreement. Each party further agrees that any and all goodwill associated with the Marks, including any goodwill which may be deemed to arise from the use by a party of the Marks of the other party, inures directly and exclusively to such other party and no monetary amount shall be assigned or attributed to any goodwill associated with a party's use of the Marks of the other party.
                               7.4.2.5  Each  party  will  promptly  notify  the
other, in writing, of any infringement or potential infringement of such other party's Marks of which it has become aware. Neither party shall have any right to bring any action or proceeding relating to such infringement or potential infringement of the other party's Marks or which involves, directly or indirectly, any issue the litigation of which may affect the interest of such other party in its Marks, without the express prior written consent of such other party; and
                               7.4.2.6  On the  termination  of this  Agreement,
each party shall immediately and completely discontinue all use of the other party's Marks and shall not thereafter operate or do business under any trademark, service mark or trade name or in any manner or style that may tend to give the general public the impression that it is, either directly or indirectly, associated, affiliated, licensed by or related to the other party.
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

     8. Miscellaneous 8.1 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements with respect to such subject matter. 8.2 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall assign any of its obligations hereunder, without the express written permission of the other party, except to an affiliate of such party. 8.3 Amendments. This Agreement may not be modified or amended except in writing signed by each of the parties hereto. 8.4 Dispute Resolution. Any dispute arising hereunder shall be resolved by arbitration in Philadelphia, Pennsylvania before a single arbitrator in accordance with the rules of civil arbitration of the American Arbitration Association. The decision or award of the arbitrator shall be final, binding and conclusive on the Parties hereto and may be entered for enforcement in any court having jurisdiction. 8.5 Racing Commission Approval. This Agreement shall not be binding upon either party unless and until the same shall have been filed with the Pennsylvania State Horse Racing Commission and, if necessary, approved by such Commission. 8.6 Notices. All notices, demands and requests of any kind which either party may be required or may desire to serve upon the other party hereto in connection with this Agreement shall be delivered only by courier or other means of personal service, which provides written verification of receipt or by registered or certified mail return receipt requested (the "Notice"). Any such Notice or demand so delivered by registered or certified mail or courier shall be deposited in the United States mail, or in the case of courier, deposited with the courier, with postage thereon fully prepaid. All Notices shall be addressed to the parties to be served as follows: (a) If to Penn: Copy to:

Joseph A. Lashinger, Jr., Esquire                Robert P. Krauss, Esquire
Penn National Gaming, Inc.           Mesirov Gelman Jaffe Cramer & Jamieson, LLP
825 Berkshire Boulevard
Suite 200                                        1735 Market Street
Wyomissing, PA  19610                            Philadelphia, PA  19103
Fax No.:  (610)  373-4966                        Fax No.:  (215)  994-1111























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(b)      If to TrackPower:                           Copy to:

___J. Graham Simmonds_____________              _______John G. Simmonds____
___TrackPower Inc._____________                 __________Same_______________
___580 Granite Court___________                 _____________________________
___Pickering, Ont Canada_______                 _____________________________
      LIN 324

                  Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section. All such notices, requests, demands, and other communications shall be effective when received at the respective address set forth above or as then in effect pursuant to any such change.
         8.7 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania with respect to contracts made and performed in the Commonwealth.
         8.8 Relationship of the Parties. This Agreement does not constitute TrackPower and Penn as partners, joint venturers or make TrackPower or Penn an agent of the other.
         8.9 Public Announcements. No public announcement relating to the existence of this Agreement or the matters contemplated by this Agreement will be made without the prior approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make such public announcements, after notifying the other, as are required by the securities laws pertaining to the trading of the Common Stock of either party.
         8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed an original and all of which when taken together shall be one in the same instrument. One or more counterparts of this Agreement may be delivered by facsimile transmission with the intention that it or they will have the same effect as the delivery of an original counterpart hereof.
         8.11 Force Majeure. Neither TrackPower nor Penn will be liable to the other for any failure or delay in performance hereunder if and to the extent such failure or delay was due to a cause beyond the reasonable control of TrackPower or Penn, as the case may be, including, without limitation, acts or failure to act of governmental authorities or others whose actions are required by law, strikes, lockouts and other labor disturbances, riot, insurrection or, electrical or cable failure, and/or acts of God (force majeure). The party whose performance is prevented or delayed by an event of force majeure will promptly give notice to the other of the occurrence of such an event and will use commercially reasonable efforts to remove such event as soon as possible and thereafter resume performance in accordance with the terms and provisions hereof.
         8.12 Severability. In the event any term or provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be deleted and this Agreement shall continue in full force and effect without such provision; provided that no such deletion will be effective if it materially changes the economic benefit of this Agreement to either party hereto.
         8.13 Further Assurances. The parties acknowledge that the subject matter hereof pertains to a new and developing technology. Accordingly, each party agrees to cooperate with the other, in good faith, to resolve any disputes between themselves or with third parties arising out of or in connection with the performance of any duty or obligation hereunder.
         8.14 Audit. TrackPower shall permit Penn or any governmental agency having jurisdiction over the conduct of the TrackPower Network to review, audit and copy any records of TrackPower pertaining to TrackPower subscribers and the betting activity of such subscribers upon reasonable notice to TrackPower.










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

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                           PENN NATIONAL GAMING, INC.


                         BY:__/s/William J. Bork________



                        AMERICAN DIGITAL COMMUNICATIONS,
                                                     INC.


                        BY:_/s/John G. Simmonds_________







































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



     VOID AFTER 5:00 P.M., PHILADELPHIA, PENNSYLVANIA TIME, ON APRIL 30, 2004 OR IF NOT A BUSINESS DAY, AS DEFINED HEREIN, AT 5:00 P.M., PHILADELPHIA, PENNSYLVANIA TIME ON THE NEXT FOLLOWING BUSINESS DAY. WARRANT TO PURCHASE 5,000,000 SHARES OF COMMON STOCK OF AMERICAN DIGITAL COMMUNICATIONS, INC. NO. _______ TRANSFER RESTRICTED -- SEE SECTION 8.02 For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by American Digital Communications, Inc., a Wyoming corporation (the "Company"), and intending to be legally bound hereby, the Company hereby grants to Penn National Gaming, Inc., a Pennsylvania corporation, and its registered, permitted assigns (collectively, the "Warrantholder"), subject to the terms and conditions hereof, the right and option to purchase the number of fully-paid and nonassessable shares of the Company's common stock (the "Common Stock") set forth on the signature page of this Warrant. ARTICLE I Section 1.01: Definition of Terms. As used in this Warrant, the following capitalized terms shall have the following respective meanings: (a) Business Day: A day other than a Saturday, Sunday or other day on which banks in the Commonwealth of Pennsylvania are authorized by law to remain closed. (b) Common Stock Equivalents: Securities that are convertible into or exercisable or exchangeable for shares of Common Stock or of which Common Stock is a part. (c) Exercise Price Per Share: The Warrant shall vest, and shall be exercisable at the exercise prices as set forth in the following table: From and after: Number of Shares Exercisable Exercise Price

         April 29, 1999        1,000,000         $1.58/share

         April 29, 2000        1,000,000         $1.82/share

         April 29, 2001        1,000,000         $2.05/share

         April 29, 2002        1,000,000         $2.29/share

         April 29, 2003        1,000,000         $2.53/share

(d) Person: An individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or any department or agency thereof, or any other entity.
(e)      Securities Act:  The Securities Act of 1933, as amended.
(f) Warrant: This warrant, and all other warrants that may be issued in its place or in exchange or satisfaction therefor, including without limitation, any issued pursuant to Section 2.02(c) hereof. (g) Warrant Expiration Date: 5:00 P.M., Philadelphia, Pennsylvania time, on April 30, 2004 or, if such day is not a Business Day, the next succeeding day which is a Business Day. (h)
Warrantholder: The person(s) or entity(ies) to whom this Warrant is originally issued, or any successor in interest thereto, or any assignee or transferee thereof, in whose name this Warrant is registered upon the books to be maintained by the Company for that purpose.



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

                                   ARTICLE II
                        Duration and Exercise of Warrant
Section 2.01: Duration of Warrant. Subject to the terms contained herein, this Warrant may be exercised from time to time, on or before the Warrant Expiration Date. If this Warrant is not exercised in full on or before the Warrant Expiration Date, it shall become void to the extent not exercised, and all unexercised rights hereunder shall thereupon cease. Section 2.02: Exercise of Warrant. (a) The Warrantholder may exercise this Warrant, in whole or in part by presentation and surrender of this Warrant to the Company at its corporate office at [______________________________________], with the Subscription Form annexed hereto duly executed and accompanied by payment (by certified or official bank check payable to the order of the Company) of the Exercise Price Per Share for each share to be purchased hereunder. (b) Upon receipt of this Warrant with the Subscription Form duly executed and accompanied by payment of the aggregate Exercise Price Per Share as set forth in Section 2.02, for the shares for which this Warrant is then being exercised, the Company shall cause to be issued certificates for the total number of whole shares of Common Stock which constitute the number of shares for which this Warrant is being exercised (adjusted to reflect the effect of the antidilution provisions contained in
Article III hereof, if any, and as provided in Section 6.04 hereof) in such denominations as are requested for delivery to the Warrantholder, and the Company shall thereupon deliver such certificates to the Warrantholder. (c) In case the Warrantholder shall exercise this Warrant with respect to fewer than all of the shares which may be purchased under this Warrant, the Company, at the expense of the Warrantholder, shall execute a new warrant in the form of this Warrant for the balance of such shares and promptly deliver such new warrant to the Warrantholder. (d) The Company shall pay any and all documentary, stamp, transfer or other transactional taxes attributable to the issuance of this Warrant or any shares issuable upon exercise. The Company shall not, however, be required to pay any tax imposed on income or gross receipts of the Warrantholder or any tax which may be payable by the Warrantholder in respect of any transfer involved in the issuance or delivery of this Warrant in a name other than that of the Warrantholder at the time of surrender and, until the payment of such tax, shall not be required to issue such shares.
                                   ARTICLE III
                      Adjustment of Shares of Common Stock
                        Purchasable and of Exercise Price
The Exercise Price Per Share and the number and kind of shares of capital stock issuable upon exercise hereof shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article III. Section 3.01: Mechanical Adjustments. (a) If at any time prior to the exercise of this Warrant in full, the Company shall (i) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock or Common Stock Equivalents; (ii) subdivide, reclassify or recapitalize its outstanding Common Stock into a greater number of shares; (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares; or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Exercise Price Per Share in effect at the time of the record date of such dividend distribution, subdivision, combination, reclassification or recapitalization shall be equitably adjusted to the extent (if any) necessary so that the Warrantholder shall be entitled to receive, upon exercise of this Warrant, the aggregate number and kind of shares of Common Stock which, if this Warrant had been exercised in full immediately prior to such time, such Warrantholder would have owned upon such exercise(s) and been entitled to receive upon such dividend, subdivision, combination, reclassification or recapitalization. Any adjustment required by this Section 3.01(a) shall be made each time an event listed in this Section 3.01(a) shall occur.







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

    b) If at any time prior to the exercise of this Warrant in full, the Company shall issue or distribute to all holders of shares of Common Stock evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a dividend distribution, combination, reclassification or recapitalization referred to in Section 3.01(a), and excluding cash dividends or cash distributions paid out of surplus, earnings or net profits legally available therefor if the full amount thereof, together with the value of other dividends and distributions made substantially concurrently therewith or pursuant to a plan which includes payment thereof, is equivalent to not more than 5% of the Company's net worth) (any such nonexcluded event being herein called a "Special Dividend"), the Exercise Price Per Share shall be decreased immediately after the effective date of such Special Dividend to a price equal to the then current  Exercise  Price Per Share on such effective date less the fair market value (as determined in good faith by the Company's Board of Directors) of the evidences of indebtedness, securities or property, or other assets issued or
  distributed                  in such Special Dividend  applicable to one share
                               of Common Stock. Any adjustment  required by this
                               Section  3.01(b)  shall  be made  each  time  the
                               effective  date  of  any  such  Special  Dividend
                               occurs.
(c) Whenever the Exercise Price Per Share payable upon exercise of this Warrant is adjusted pursuant to this Section 3.01, the number of shares purchasable hereunder shall simultaneously be adjusted by multiplying the number of shares immediately prior to the event giving rise to such adjustment by the Exercise Price Per Share in effect on the date thereof and dividing the product so obtained by the Exercise Price Per Share, as adjusted. (d) No adjustment in the Exercise Price Per Share shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3.01 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.
(e) If at any time, as a result of any adjustment made pursuant to Section 3.01(a), the Warrantholder shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 3.01.
 (f) If, as a result of an adjustment made pursuant to this Article III, the Warrantholder shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company (other than as may be contemplated by this Warrant), the Board of Directors (whose determination shall be conclusive, absent manifest error, and shall be described in a written notice to the Warrantholder promptly after such adjustment) shall determine in good faith the allocation of the adjusted per share price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock. Section 3.02: Notice of Adjustment. Whenever the number of shares purchasable hereunder or the Exercise Price Per Share is adjusted as herein provided, the Company shall prepare and deliver to the Warrantholder a certificate signed by its President and its Treasurer or Secretary of the Company, setting forth the adjusted number of shares purchasable upon exercise of this Warrant, and the Exercise Price of such securities after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Section 3.03: No Adjustment for Dividends. Except as provided in Section 3.01 (b) of this Agreement, no adjustment in respect of any cash dividends shall be made during the term of this Warrant or upon the exercise of this Warrant.





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

Section 3.04: Preservation of Purchase Rights in Certain Transactions. In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party, or in case of any sale or conveyance to another entity of all or substantially all of the property of the Company, or in the case of any statutory exchange of securities with another corporation
(including any exchange effected in connection with a merger of a third corporation into the Company), the Warrantholder shall have the right thereafter to: (i) immediately exercise the Warrant in full, irrespective of whether any or all of the shares have vested, and at their Exercise Price Per Share; or (ii) receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Warrantholder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance if this Warrant had been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Article III with respect to the rights and interests thereafter of the Warrantholder to the end that the provisions set forth in this Article III shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The provisions of this Section 3.04 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances which occur prior to the exercise, repurchase or expiration of this Warrant. The issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant shall be jointly and severally responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of such provisions so proposed to be made, shall be mailed to the Warrantholders not less than 30 days prior to such event. Section 3.05: Form of Warrant After Adjustments. The form of this Warrant need not be changed because of any adjustments in the Exercise Price Per Share or the number or kind of shares purchasable hereunder.
                                   ARTICLE IV
                              Demand Registrations
                  Section 4.01: Requests for Registration. Warrantholder may request not more than two registrations under the Securities Act of all or part of its registrable securities (i) on Form S-1 or S-2 or any similar long-form registration statement or (ii) on Form S-3 or any similar short-form registration statement, if the Company qualifies to use such short form (all such registrations described in clauses (i) and (ii), "Form Registrations"). Thereafter, the Company will use all reasonable efforts to effect the registration under the Securities Act on the form requested by the Warrantholder and to include in such registration all registrable securities which the Warrantholder has so requested to be included therein within 30 days after receipt of notice by the Company. Any request for a Demand Registration shall specify the number of registrable securities proposed to be sold by the Warrantholder and the intended method of disposition thereof. Provided that, if the Company shall furnish to the Warrantholder a certificate signed by the Chief Executive Officer of the Company stating that in good faith judgment of the Board of Directors it would be detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use all reasonable efforts to effect the registration under this Section 4.01 shall be deferred for a period reasonably necessary, but not to exceed one hundred and twenty (120) days from the date of receipt of notice from the Warrantholder; provided that the Company may not exercise this deferral right more than twice per twelve month period.

     Section 4.02: Registration Expenses. The Warrantholder will pay all external incremental costs in connection with all such Form Registrations.
Section 4.03: Revocation of Demand Registration. The Warrantholder may, at any time more than 30 days prior to the effective date of the registration statement relating to such Demand Registration, revoke such request by providing written notice to the Company. ARTICLE V Piggyback Registration Rights Section 5.01:
Piggyback Rights. Whenever the Company proposes to register any of its equity securities under the Securities Act, whether for the Company's own account or for the account of any other Person (a "Piggyback Registration"), for the purpose of the sale of such equity securities newly issued by the Company or owned by any present or future holder of equity securities, or the Company has any other obligation to register equity securities on Form S-1, S-2 or S-3, or any successor to such Forms, the Company will give prompt written notice to the Warrantholder of its intention to effect such a registration at least forty days prior to the filing of the registration statement covering the equity securities, and such notice shall offer the Warrantholder the opportunity to register on the same terms and conditions such number of the Warrantholder's registrable securities as the Warrantholder may request. If the Warrantholder elects to so register any or all of its registrable securities, it shall, within thirty days of the date of delivery of notice to the Warrantholder of the Company's proposal to register equity securities, deliver to the Company a notice of election (i) specifying the number of shares of equity securities to be sold; and (ii) describing the proposed manner of sale or transfer thereof under the Securities Act. The Company will include in such registration all registrable securities with respect to which the Company has received timely written requests for inclusion therein by the Warrantholder. Section 5.02:
Piggyback Expenses. All of the Registration Expenses of each Piggyback Registration shall be paid by the Company. ARTICLE VI Other Provisions Relating to Rights of Warrantholder

Section 6.01: No Rights as Shareholders; Notice to Warrantholders. Nothing contained in this Warrant shall be construed as conferring upon the Warrantholder in its position as such or upon its transferees the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company. The Company shall give notice to the Warrantholder if, at any time prior to the expiration or exercise in full of this Warrant, any of the following events shall occur: (a) the Company shall effect any transactions subject to Section 3.01 with respect to the holders of shares of Common Stock;
(b) the Company shall offer to all holders of shares of Common Stock any additional shares of Common Stock or Common Stock Equivalents or any right to subscribe thereto; (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale of all, or substantially all, of its property, assets, and business as an entirety) shall be approved; or (d) any consolidation of the Company with or merger of the Company into another corporation, or in the case of any sale or conveyance to another entity of the property of the Company, as an entirety or substantially as an entirety. Such notice shall be given not later than ten days prior to the date fixed as a record date or the date of closing of the Company's stock transfer books for the determination of the shareholders entitled to such dividend, distribution or subscription rights, or for the determination of the shareholders entitled to vote on such proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be, the date of any shareholder meeting scheduled in connection therewith, and the anticipated payment or closing date in connection therewith. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.




                                       153
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Section 6.02: Lost, Stolen,  Mutilated or Destroyed Warrants. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its reasonable discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue at the expense of the Warrantholder a new Warrant of like denomination and tenor as, and in substitution for, this Warrant. Section 6.03: Reservation of Shares.
(a) The Company shall at all times reserve and keep available for the exercise of this Warrant such number of authorized shares of Common Stock as are sufficient to permit the exercise in full of this Warrant. (b) The Company covenants and agrees that all shares of Common Stock issued on exercise of this Warrant will, upon payment of the respective Exercise Price Per Share therefor
in  accordance  with  the  terms  hereof,   be  validly   issued,   fully  paid,
nonassessable and free of any preemptive or similar rights. Section 6.04: No Fractional Shares. Anything contained herein to the contrary notwithstanding, the Company shall not be required to issue any fraction of a share in connection with the exercise of this Warrant, and in any case where the Warrantholder would, except for the provisions of this Section 6.04, be entitled under the terms of this Warrant to receive a fraction of a share upon the exercise of this Warrant, the Company shall, upon the exercise of this Warrant and receipt of the Exercise Price Per Share, issue the smaller number of whole shares purchasable upon exercise of this Warrant and shall make an equitable cash adjustment in respect of such fraction of a share to which the Warrantholder would otherwise be entitled.
                                   ARTICLE VII
                           Treatment of Warrantholder
Prior to due presentment for registration of transfer of all or any portion of this Warrant in compliance with Section 6.02 hereof, the Company may deem and treat the Warrantholder as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon) for all purposes and shall not be affected by any notice to the contrary. Upon such due presentment, the Company shall register the transfer and the assignee on its books and records.
                                  ARTICLE VIII
                             Split-Up, Combination.
                        Exchange and Transfer of Warrants
Section 8.01: Split-Up, Combination, Exchange and Transfer of Warrants. Subject to the provisions of Section 8.02 hereof, this Warrant may be split up, combined or exchanged for another Warrant or Warrants containing the same terms to purchase a like aggregate number of shares of Company Common Stock. If the Warrantholder desires to split up, combine or exchange this Warrant, it shall make such request in writing delivered to the Company and shall surrender to the Company this Warrant and any other Warrant to be so split up, combined or exchanged. Upon any such surrender for a split up, combination or exchange, the Company shall execute and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested. The Company shall not be required to effect any split up, combination or exchange which will result in the issuance of a Warrant entitling the Warrantholder to purchase upon exercise a fraction of a share of Common Stock. The Company may require such Warrantholder to pay a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split up, combination or exchange of Warrants. This Warrant may be transferred by a Holder in whole or in part, at any time and from time to time, subject to the restrictions set forth in Section 8.02.
Section 8.02: Restrictions on Transfer. Neither this Warrant nor any of the shares of Common Stock issuable upon the exercise hereof may be sold, hypothecated, assigned or transferred (any such action, a




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

"Transfer"), unless (i) the Company has received from counsel satisfactory to the Company an opinion reasonably satisfactory to the Company that such Transfer may be made without compliance with the registration provisions of the Securities Act and that the proposed transfer may be made without violation of the Securities Act and any applicable state securities law, or (ii) a registration statement filed by the Company covering the securities to be transferred is in effect under the Securities Act and there has been compliance with the applicable state securities laws.
                                   ARTICLE IX
                                  Other Matters
Section 9.01: Expenses of Transfer. The Company shall from time to time promptly pay, subject to the provisions of Section 6.01 and paragraph (d) of Section 2.02, all documentary, stamp, transfer or other transactional taxes that may be imposed upon the Company in respect to the issuance or delivery of shares issuable upon the exercise of this Warrant. Section 9.02: Successors and Assigns. All the covenants, obligations and provisions of this Warrant by or for the benefit of the Company and the Warrantholder shall bind and inure to the benefit of their respective successors and assigns hereunder. Section 9.03:
Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the law of conflicts. Section 9.04: Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
Section 9.05: Integration/Entire Agreement. This Warrant is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Warrant supersedes all prior agreements and understandings between the parties with respect to such subject matter. Section 9.06: Notices. Notice or demand pursuant to this Warrant to be given or made by the Warrantholder to or on the Company shall be sufficiently given or made if sent by registered or certified mail, postage prepaid, or by overnight courier, addressed, until another address is designated in writing by the Company, as follows:
                                    American Digital Communications, Inc.
                                    ==============================
Any notice or demand authorized by this Warrant to be given or made by the Company to or on the Warrantholder shall be sufficiently given or made if sent by registered or certified mail, postage prepaid, or by overnight courier to the Warrantholder at his last known address as it shall appear on the books of the Company. Section 9.07: Headings. The headings herein have been inserted for convenience of reference only and are not part of this Warrant and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, this Warrant has been duly executed by the Company as of the 29th day of April, 1999.

                      AMERICAN DIGITAL COMMUNICATIONS, INC.


                     By:_/s/John G. Simmonds_______________
                             Name: John G. Simmonds
                                Title: President



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



Number of Shares Purchasable Pursuant to this Warrant:  5,000,000.

                                   ASSIGNMENT

          (To be executed only upon assignment of Warrant Certificate)

For value received, _________________________ hereby sells, assigns and transfers unto _____________________ the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint __________________ attorney, to transfer said Warrant Certificate on the books of American Digital Communications, Inc. with respect to the number of shares set forth below, with full power of substitution in the premises:
                          Name(s) of                  No. of
                          Assignee(s)      Address     Shares


If such number of Warrants shall not be all the shares purchasable by the Warrant Certificate, a new Warrant Certificate shall be issued in the name of the undersigned for the balance remaining of such shares.
         Name ____________________________________
                            (Please Print Name, Address and Social
                             Security No.)


         Signature
                           _____________________________________
                           Note: The
                           above
                           signature
                           should
                           correspond
                           exactly
                           with  the
                           name   on
                           the first
                           page   of
                           this
                           Warrant
                                                        Certificate.
Dated: __________________, _________


-------------------------------------------------------------------------------
Note: The above signature should correspond exactly with the name on the face of this Warrant Certificate.




















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


                                SUBSCRIPTION FORM
                    (To be executed upon exercise of Warrant)

To:  American Digital Communications, Inc.
The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate for, and to purchase thereunder, _____________________ shares of Common Stock as provided for therein, and tenders herewith payment of the purchase price in full in the form of cash or a certified or official bank check in the amount of $____________.
Please issue a certificate or certificates for such shares of Common Stock in the name of:

        Name ____________________________________
                           (Please Print Name, Address and Social
                            Security No.)

     Signature  _____________________________________  Note: The above signature should correspond exactly with the name on the first page of this Warrant Certificate. Dated: __________________, _________

If such number of shares shall not be all the shares of Common Stock purchasable under the within Warrant Certificate, a new Warrant Certificate shall be issued in the name of the undersigned for the balance remaining of the shares of Common Stock purchasable thereunder.
































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